SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C.  20549


FORM 12b-25

NOTIFICATION OF LATE FILING

FORM 10-Q

FOR THE PERIOD ENDING DECEMBER 31, 1998



PART I
___________________________________________________________________

VERTEX COMPUTER CABLE & PRODUCTS, INC.
(Exact name of registrant as specified in its charter)
___________________________________________________________________


           Delaware                           						    11-2816128
(State or other jurisdiction of              					  (I.R.S. Employer
 incorporation or organization)              					Identification Number)

   1-9263
(Commission File Number)

 92532D 20 4
(Cusip Number)


	920 Conklin Street, Farmingdale, New York 11735
	(Address of principal executive offices and zip code)


	Registrant's telephone number, including area code: (516) 293-1610





PART II

Not applicable



PART III

State below in reasonable detail the reasons why Forms 10-K, 10-Q, N-SAR or the transiton report or portion thereof, could not be filed within the prescribed time period

Additional time is necessary to complete the registrant's Form 10-Q due to the recent business combination with Dataworld Solutions, Inc.



PART IV

(1) Name and telephone number of person to contact in regard to this notification

			Nicholas T. Hutzel		516 293-1610

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

YES

(3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

NO




SIGNATURE
Vertex Computer Cable & Products, Inc.


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Dated   February 16, 1999
        -------------------------------


By	/s/ Nicholas Hutzel, Controller
        -------------------------------
















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